Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 26, 2024, relating to the financial statements and financial highlights of Boston Trust Walden Funds comprising Boston Trust Asset Management Fund, Boston Trust Equity Fund, Boston Trust Midcap Fund, Boston Trust SMID Cap Fund, Boston Trust Walden Balanced Fund, Boston Trust Walden Equity Fund, Boston Trust Walden Midcap Fund, Boston Trust Walden SMID Cap Fund, Boston Trust Walden Small Cap Fund, and Boston Trust Walden International Equity Fund for the year ended December 31, 2023, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

/s/ COHEN & COMPANY, LTD.

COHEN & COMPANY, LTD.

Milwaukee, Wisconsin

April 24, 2024